SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                   J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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Contacts:
Media                                     Investors
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


           GEORGE R. PUSKAR, EDWARD LOWENTHAL AND JOHN A. WILLIAMS
                           SEND LETTER TO SHAREHOLDERS

     Shareholders Deserve a New Board They Can Trust to Seek to Maximize
                                Shareholder Value

ATLANTA, May 15, 2003 -- John A. Williams, George R. Puskar, independent director nominee and proposed non-executive Chairman, and Edward Lowenthal, President and Chief Executive Officer designate of Post Properties, Inc. (NYSE: PPS), today sent the following letter to shareholders:

           "YOU DESERVE A NEW BOARD YOU CAN TRUST TO SEEK TO MAXIMIZE
                            SHAREHOLDER VALUE TODAY.
                           DON'T RISK THE STATUS QUO.

                                                                    May 15, 2003

DEAR POST PROPERTIES SHAREHOLDER:


Vote the GOLD Proxy Card for Our      Don't Risk Re-Electing Incumbent
Slate of Independent Directors:       Directors and Management:


VOTE FOR:                             DON'T RISK:

   A commitment to pursue                Losing the takeover premium
   immediately a sale of the company     in Post shares and a decline in
   while market conditions are           the stock price
   favorable
                                         Possible adverse movement in
   Taking advantage of current           capitalization and interest
   conditions to maximize value: low     rates, further decline in FFO,
   capitalization and interest rates     further dividend reductions and
   and high demand for multifamily       erosion of shareholder value
   real estate

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    Pursuing a process to provide          Re-electing a Board that failed to
    due diligence information to all       pursue GID's fully funded offer
    interested and qualified bidders       and believes this is not a good time
                                           to pursue a sale of the company

   A team with decades of multifamily      A team with limited multifamily real
   real estate and financial experience,   estate experience and little
   and significant experience selling      experience in running public
   public real estate companies for        companies
   the benefit of all shareholders


                       TIME IS SHORT. THE CHOICE IS YOURS.

We urge you to act promptly and vote your GOLD proxy today. Only the latest dated vote will be counted at the meeting.

  THE INCUMBENT DIRECTORS HAVE TRIED TO CREATE A SMOKESCREEN OF SIDE ISSUES TO
                        DISTRACT YOU FROM THE REAL ISSUES
                             IN THIS PROXY CONTEST.

                 HERE ARE MORE KEY FACTS YOU SHOULD CONSIDER
                               BEFORE YOU VOTE:

THIS PROXY CONTEST IS NOT ABOUT JOHN WILLIAMS, AS POST WOULD LEAD YOU TO
BELIEVE.

THE FACT IS John Williams will not serve as an executive, or non-executive Chairman, of Post Properties. Period. Furthermore, if the independent slate of director-nominees is elected, he will step down as a director immediately after the Board is reconstituted. He would do this because he trusts the experience, judgment and integrity of these proposed new directors.


POST HAS TRIED TO MAKE AN ISSUE OF ED LOWENTHAL'S PROPOSED COMPENSATION AS PRESIDENT AND CEO.

The fact is that the nominees believe Ed Lowenthal's compensation is appropriate based on his proven experience and ability to lead the company, and aligns his interests with those of shareholders. Furthermore, he has voluntarily agreed to raise the exercise price of each Stock Appreciation Right (SAR) to $26, the price of the GID offer. In exchange for this increase, he would now receive 875,000 SARs. This change would lower his proposed compensation upon a

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sale of the company unless the company is sold for more than $30.03 per share -
obviously further aligning his interests with those of shareholders.


             YOU DESERVE A NEW BOARD THAT WILL TAKE IMMEDIATE ACTION
                     TO SEEK TO MAXIMIZE SHAREHOLDER VALUE.
           DON'T BE SATISFIED WITH LESS. DON'T ACCEPT THE STATUS QUO.

                           VOTE YOUR GOLD PROXY TODAY.

If you have already mailed your white proxy and wish to change your vote, you have every legal right to do so. Please sign, date and mail the GOLD proxy card."


If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of John Williams' proxy materials, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM.

The proxy statement, which has been mailed to Post Properties shareholders, and other filings and information related to this solicitation can be also found at WWW.POSTSHAREHOLDERS.COM.

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